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                                                                   Exhibit 10.34

                              EMPLOYMENT AGREEMENT

                  AGREEMENT, as of the date set forth on the signature page hereof, by and between Peabody Energy Corporation, a Delaware corporation (the "Company") and the undersigned executive (the "Executive").

                                    RECITALS

                  In order to induce Executive to serve in the executive team position set forth on the signature page hereof, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

                  Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

                  It is therefore hereby agreed by and between the parties as follows:

                  1.       Employment.

                  1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term hereof in the executive team position set forth on the signature page hereof. In such capacity, Executive shall report to Irl F. Engelhardt (the "CEO"), and shall have the customary powers, responsibilities and authorities of executives holding such positions in corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Board of Directors of the Company (the "Board") and the CEO.

                  1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment in the executive team position set forth on the signature page hereof

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commencing as of the date hereof (the "Commencement Date") and agrees, subject to any period of vacation and sick leave, to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the Board or the CEO.

                  1.3 Nothing in this Agreement shall preclude Executive from engaging in charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, from managing any investment made by him or his immediate family with respect to which Executive or such family member is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities or other property may exceed 5% of the equity of any entity, without the prior approval of the CEO or the Board) or from serving, subject to the prior approval of the CEO or the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the CEO or the Board required therein shall not be unreasonably withheld.

                  2. Term of Employment. Executive's term of employment under this Agreement (the "Term of Employment") shall commence on the Commencement Date and, subject to termination by the terms hereunder, shall have an initial term of three years (the "Initial Term"), which, beginning on the first anniversary of the Commencement Date, shall extend thereafter on a day-to-day basis for an "evergreen" three-year term.

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                  3.       Compensation.

                  3.1 Salary. During the Term of Employment, the Company shall pay Executive a base salary ("Base Salary") at an initial rate as set forth on the signature page hereof. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Board and the CEO shall, in good faith, review, at least annually, Executive's Base Salary in accordance with the Company's customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase Executive's Base Salary following such review. "Base Salary" for all purposes herein shall be deemed to be a reference to any such increased amount.

                  3.2 Annual Bonus. In addition to his Base Salary, Executive shall, commencing with the 2003 fiscal year and continuing each fiscal year thereafter, be eligible to receive an annual cash bonus (the "Bonus") during the term of his employment hereunder to be developed by the Board, based on achievement of performance targets established by the Board in consultation with the CEO as soon as practicable at the beginning of the fiscal year for which the performance targets relate. A Bonus award shall be payable to Executive at the time bonuses are paid to executive officers in accordance with the Company's policies and practices as set by the Board in consultation with the CEO. Notwithstanding the foregoing, with respect to the 2003 fiscal year, Executive shall receive a Bonus equal to the sum of (i) the amount equal to the prorated target bonus to which Executive is entitled at current place of employment, plus (ii) an amount equal to the Bonus to which Executive would have been entitled, had he been employed by the Company during the entire 2003 fiscal year (assuming the discretionary portion of such Bonus is paid at target), multiplied by a fraction the numerator of which is the number of days in the period beginning on the Commencement Date and ending on the last day of the 2003 fiscal

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year and the denominator of which is 365. Executive's Bonus target for the portion of the 2003 fiscal year during which Executive is employed by the Company is set forth on the signature page hereof.

                  3.3      Additional Lump-sum Payment. In the event Executive
(a) remains in the Company's employ until Executive attains age fifty-five (55),
(b) terminates employment under section 6.1 on or after age fifty-two, or (c) dies or becomes disabled, the Company shall pay Executive (or, in the event of Executive's death, Executive's estate) $800,000 in a lump sum as soon as administratively feasible following the termination of Executive's employment with the Company.

                  3.4 Signing Bonus and Deferred Compensation Account. (a) As of the Commencement Date, the Company grants Executive, as a signing bonus (the "Signing Bonus"), an amount equal to the fair market value of 20,000 shares of the Company's common stock (based on the average closing price for the Company's common stock as reported on the New York Stock Exchange during the 30-day period immediately preceding the Commencement Date), to be reflected on the Company's accounting records as deferred compensation payable to Executive in a lump sum (with any earnings thereon, as described below) as soon as administratively feasible following the termination of Executive's employment with the Company. Notwithstanding the foregoing, the Signing Bonus (and any earnings thereon) initially shall constitute unvested and forfeitable deferred compensation and shall become vested and nonforfeitable on the date on which Executive attains age 55 or, if earlier, on the fifth anniversary of the date on which Executive becomes the Company's chief executive officer; provided, however, that in the event Executive's employment with the Company is terminated before the Signing Bonus (and any earnings thereon) becomes vested and nonforfeitable pursuant

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to the immediately preceding clause, the Signing Bonus (and any earnings thereon) shall be subject to the following:

         (1) In the event Executive's employment with the Company is terminated (i) by Executive for Good Reason, (ii) by the Company without Cause, or (iii) as a result of Executive's death or Disability, the Signing Bonus (and any earnings thereon) shall become vested and nonforfeitable as of the date of such termination; and

         (2) In the event Executive's employment with the Company is terminated for any other reason, the Signing Bonus (and any earnings thereon) shall be immediately forfeited.

                  (b) In the event Executive's employment with the Company is terminated before Executive reaches age 55, the amount payable by the Company under this Section 3.4 (unless the Signing Bonus is otherwise forfeited pursuant to Section 3.4(a) hereof) shall be equal to the greater of (i) the value of the Signing Bonus as of the Commencement Date, as determined under Section 3.4(a) hereof, plus interest thereon, which shall accrue annually, during the period beginning on the Commencement Date and ending on the date of payment (if any) of the Signing Bonus, at a rate equal to twelve month LIBOR plus 2, as adjusted on each anniversary date of the Commencement Date, and (ii) an amount equal to the fair market value of 20,000 shares of the Company's common stock as of the date of termination of Executive's employment with the Company (based on the average closing price for the Company's common stock as reported on the New York Stock Exchange during the 30-day period immediately preceding the date of such termination).

                  (c) In the event Executive's employment with the Company is terminated after Executive reaches age 55 but before Executive reaches age 62, the amount payable by the Company under this Section 3.4 (unless the Signing Bonus is otherwise forfeited pursuant to Section 3.4(a) hereof) shall be equal to the greater of (i) the amount to which Executive would

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have been entitled under Section 3.4(b) with interest accruing to the date of termination, without any forfeiture, (ii) an amount equal to $1,600,000 reduced by .333% for each month that the termination date occurs before reaching age 62, or (iii) an amount equal to the fair market value of 20,000 shares of the Company's common stock as of the date of termination of Executive's employment with the Company (based on the average closing price for the Company's common stock as reported on the New York Stock Exchange during the 30-day period immediately preceding the date of such termination).

                  (d) In the event Executive's employment with the Company is terminated after Executive age 62, the provisions of the immediately preceding paragraph shall apply; provided, however, that the amount described in
Section 3.4(c)(ii) hereof shall be equal to $1,600,000.

                  (e) Notwithstanding anything herein to the contrary, Executive shall not be deemed to have any beneficial ownership interest in any reserve, account, fund or other asset of the Company and shall be an unsecured general creditor of the Company for purposes of this Section 3.4. For purposes of valuing any shares under this section 3.4, an adjustment shall be made to account for the new number or new kind of shares of the Company or other securities of the Company due to a merger, consolidation, recapitalization event, reclassification, stock split, stock dividend, combination of shares, or otherwise.

                  4.       Employee Benefits.

                  4.1 Equity-Based Compensation. Simultaneously with the execution of this Agreement, the Company and Executive are entering into the Restricted Stock Grant Agreement, and the Option Grant Agreement in the forms attached hereto as Exhibits A and B, respectively

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(together with any other agreement approved by the Board and designated by the
Board an "Ancillary Document" for purposes of this Agreement, the "Ancillary Documents").

                  4.2 Employee Benefit Programs, Plans and Practices; Perquisites. The Company shall provide Executive while employed hereunder with coverage under such employee benefit plans (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, including the Continuation Benefits (as defined herein), Directors and Officers ("D&O") insurance policy, which covers claims arising out of actions or inactions occurring during the Term of Employment, in accordance with the D&O insurance policy, and other employee benefits which the Company may make available to its senior executives from time to time in its discretion. The Company shall also provide Executive with perquisites which the Company may make available to its senior executives from time to time in its discretion.

                  4.3 Vacation. Executive shall be entitled to the number of business days paid vacation in each calendar year as determined in accordance with the Company's applicable vacation policies, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.

                  5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties.

                  6.       Termination of Employment.

                  6.1 Termination Not for Cause or for Good Reason. (a) The Company or Executive may terminate Executive's Term of Employment at any time for any reason by written notice at least thirty (30) days in advance. If the Executive's employment is terminated (i) by the

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Company other than for Cause (as defined in Section 6.2(b) hereof), Disability
(as defined in Section 6.3 hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6.1(b) hereof), then:

         (1) the Company, as liquidated damages and in lieu of any other damages therefor, shall (A) continue to pay to Executive Base Salary for a period ending on the third anniversary date of such termination (the "Continuation Period"), with such payments to be made in accordance with the terms of Section 3.1 and (B) pay to Executive an additional amount equal to three (3) times the higher of (x) Executive's target Bonus for the year of termination (as established by the Board under Section 3.2 hereof), or (y) the annualized average of the actual Bonus awards paid to Executive in the three-year period prior to such termination (or the total period of Executive's employment with the Company, if less than three years) (the "Severance Payments"). The Severance Payments shall be made in substantially equal installments over the Continuation Period in accordance with Company payroll practices, unless the CEO or the Board approves payment in a lump sum;

         (2) the Company shall pay to Executive (i) any unpaid Bonus earned by Executive with respect to the year immediately preceding the year of termination, if any, and (ii) a prorated bonus (the "Prorated Bonus") for the year of termination, payable when such bonuses are paid to other senior executives of the Company, calculated as the Bonus Executive would have received in such year based on the Company's actual performance multiplied by a fraction, the numerator of which is the number of business days during the year of termination that Executive was employed and the denominator of which is the total number of business days during the year of termination;

         (3) the Company shall also continue to provide Executive during the Continuation Period with qualified and nonqualified defined contribution pension, life insurance, medical and other benefits set forth on the signature page hereof (collectively, the "Continuation Benefits"); provided, however, that the Company shall not be obligated to provide any benefits under tax qualified plans which are not permitted by the terms of such plan or by applicable law or could jeopardize the plan's tax status; provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Continuation Period; and;

         (4) Executive's equity-based compensation (including any options and restricted stock) shall be governed by applicable terms and conditions of the relevant Ancillary Documents.

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         (5)      Reimbursable expenses incurred by Executive prior to the
         termination of his employment with the Company and not previously reimbursed by the Company shall be reimbursed pursuant to Section 5 hereof.

Notwithstanding the foregoing, if Executive breaches any provision of Section 11 hereof, the remaining balance of the Severance Payments, the Prorated Bonus and any Continuation Benefits shall be forfeited.

                  (b) For purposes of this Agreement, "Good Reason" shall mean (i) a reduction by the Company in Executive's Base Salary (in which event Severance Payments shall be made based upon Executive's Base Salary in effect prior to any such reduction), (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Executive is entitled (other than a reduction which affects all executives), (iii) relocation by more than 50 miles from Executive's workplace, (iv) any material diminution or material adverse change in Executive's duties, responsibilities or reporting relationships, which causes Executive to fall below the level of the executive team (including, but not limited to, Executive's ceasing to report directly to the CEO, other than as a result of becoming the Company's chief executive officer), (v) a material decline in Executive's annual and long-term bonuses opportunity or (vi) the appointment of any person other than Executive as the Company's chief executive officer immediately following the resignation or termination of the CEO as CEO of the Company.

                  (c) Termination by Executive for Good Reason shall be made by delivery to the Company by Executive of written notice, given at least 45 days prior to such termination, which sets forth the conduct believed to constitute Good Reason; provided, however, that the Company shall have the opportunity to cure the Good Reason during the first 30 days of such notice period and if the Good Reason is cured within such 30-day period, Executive's notice of

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termination shall be deemed withdrawn. If no notice is given within 90 days of the event giving rise to Good Reason, the Good Reason shall be deemed waived.

                  (d)      (i)      If Executive becomes entitled to any
payment, benefit or distribution (or combination thereof) by the Company, any affiliated company, or one or more trusts established by the Company for the benefit of its employees, whether paid or payable pursuant to Section 6.1 of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Payments"), which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Company shall make to Executive an additional payment (the "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that such Gross-Up Payment shall not exceed $3,000,000 as may be increased from time to time by the Board..

                           (ii)     All determinations required to be made under
this Section 6.1(d), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that

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Payments were made, or such earlier time as is required by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up
Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.1(d), shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies hereunder and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                           (iii)    Executive shall notify the Company in
writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any

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Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.1(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before

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any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (iv)     If, after the receipt by Executive of an
amount paid or advanced by the Company pursuant to this Section 6.1(d), Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 6.1(d)(iii)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6.1(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

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                  6.2      Voluntary Termination by Executive; Discharge for
Cause. (a) In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined, (ii) by Executive other than for Good Reason, Disability or death, Executive shall only be entitled to receive (A) any Base Salary accrued but unpaid prior to such termination, (B) any vacation accrued but unused prior to such termination and any other benefits provided under the employee benefit programs, plans and practices referred to in Section
4.2 hereof, in accordance with their terms, and (C) pursuant to Section 5 hereof, reimbursable expenses incurred by Executive prior to the termination of his employment with the Company and not previously reimbursed by the Company. After the termination of Executive's employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive, except as provided in the previous sentence, shall thereupon cease and terminate.

                  (b)      As used herein, the term "Cause" shall be limited to
(i) any material and uncorrected breach by Executive of the terms of this Agreement, including, but not limited to, engaging in action in violation of
Section 11 hereof, (ii) any willful fraud or dishonesty of Executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Executive to comply with any major corporate policy of the Company which is communicated to Executive in writing or (iv) Executive's conviction of, or plea of nolo contendere to, any felony if such conviction shall result in his imprisonment; provided that with respect to clauses (i), (ii) or (iii) above, Executive shall have 10 days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct in order to prevent termination for Cause by the Company. Except for violations of Section 11 hereof or terminations under Section 6.2(b)(iv) above, only actions, conduct, and

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events occurring during the term of employment with the Company shall be the subject of a termination For Cause.

                  6.3 Disability. In the event of the Disability (as defined below) of Executive during the Term of Employment, the Company may terminate Executive's Term of Employment upon written notice to Executive (or Executive's personal representative, if applicable) effective upon the date of receipt thereof (the "Disability Commencement Date"). The obligation of the Company to make any further payments under this Agreement shall, except for earned but unpaid Base Salary, any unpaid Bonus earned by the Executive with respect to the year immediately preceding the year of termination, amounts attributable to accrued but unused vacation days, vested benefits under other Company provided benefit plans and the Prorated Bonus, cease as of the Disability Commencement Date. The term "Disability," for purposes of this Agreement, shall mean Executive's absence from the full-time performance of Executive's duties pursuant to a reasonable determination made in accordance with the Company's long-term disability plan that Executive is disabled and entitled to long term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six months. Benefits under all other employee benefit programs, plans and practices shall be paid in accordance with their terms.

                  6.4 Death. In the event of Executive's death during his Term of Employment hereunder or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, all obligations of the Company to make any further payments, other than the obligation to pay any accrued but unpaid Base Salary, any unpaid Bonus earned by the Executive with respect to the year immediately preceding the year of termination, amounts attributable to accrued but unused vacation days, vested Benefits under other Company provided benefit plans

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and the Prorated Bonus or any remaining payments that were payable to Executive by reason of his termination of employment under Section 6.1 to which Executive was entitled at the time of his death, shall terminate upon Executive's death. Benefits under all other employee benefit programs, plans and practices shall be paid in accordance with their terms.

         6.5 No Further Notice or Compensation or Damages. Executive understands and agrees that he shall not be entitled to any further notice, compensation or damages upon Termination of Employment under this Agreement, other than amounts specified in this Section 6 and the Ancillary Documents.

         6.6 Executive's Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including all copies of any of the foregoing.

                  7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                       Peabody Energy Corporation
                       701 Market Street, Suite 700
                       St. Louis, Missouri 63101-1826
                       attn: Chief Executive Officer

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                  with a copy to:

                       David R. Shevitz, Esq., and
                       Michel Vanesse, Esq.
                       Katten Muchin Zavis Rosenman
                       525 West Monroe Street, Suite 1600
                       Chicago, Illinois  60661

                  To Executive at the address set forth on the signature page hereof, Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.

                  8. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  9. Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.

                  10. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

                  11. Nondisclosure of Confidential Information; Non-Competition. (a) Executive, both during the term hereof and thereafter, will not, directly or indirectly, use for

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himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive's duties for the benefit of the Company or any subsidiary of the Company), any secret or confidential information regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive's employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.

                  (b) In consideration of the Company's obligations under this Agreement, Executive agrees that during the period of his employment hereunder and for a period of one year thereafter, without the prior written consent of the Board, (i) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries and (ii) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation.

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

                  (c) For purposes of this Section 11, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this subsection 11(c) or subsection 11(b), nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

                  (d) Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Section 11, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

                  12. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                  13. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 11 hereof) or the Ancillary Documents shall be resolved by arbitration in St. Louis, Missouri. Three arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The arbitrators shall have the discretion to award the cost of arbitration, arbitrators' fees and the respective attorneys' fees of each party between the parties as they see fit.

                  14. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Missouri, without reference to rules relating to conflicts of law.

                  15. Effect on Prior Agreements. This Agreement and the Ancillary Documents contain the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.

                  16. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

                  17. Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Section 11 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                       Peabody Energy Corporation

                                       By /s/ IRL F. ENGELHARDT
                                       ------------------------
                                              Name: Irl F. Engelhardt
                                              Title: Chairman and CEO

SIGNATURE OF EXECUTIVE:                /s/ GREGORY H. BOYCE
                                       ---------------------

DATE OF AGREEMENT:                     October 1, 2003

NAME OF EXECUTIVE:                     Gregory H. Boyce

ADDRESS OF EXECUTIVE:                  701 Market Street
                                       St. Louis, MO  63122

EXECUTIVE TEAM POSITION:               President - Chief Operating Officer

BASE SALARY:                           $650,000 per annum

ANNUAL INCENTIVE TARGET:               80% of Base Salary

LONG-TERM INCENTIVE TARGET:            150% of Base Salary

CONTINUATION BENEFITS:                 1.   Medical, dental and vision benefits;

                                       2.   Defined contribution plans
                                            (qualified and non-qualified);

                                       3.   Life insurance;

                                       4.   AD&D;

                                       5.   Health care reimbursement account;
                                            and

                                       6.   Day care reimbursement account.

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